Table of Contents

As filed with the Securities and Exchange Commission on April 23, 2019

Registration No. [_________]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KENLOC, INC.

(Exact name of registrant as specified in its charter)

Nevada	6531	82-4678102
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Kenloc, Inc.

510 Shannon Way #2306

Redwood City, California 94065

(310) 753-7020

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copy to:

Gerald Lau, Esq.

Prudentia Law Corporation

533 Airport Blvd., Burlingame, CA 94010

Tel:  (650) 268-8128/Fax: (650) 434-5688

gerald@prudentialaw.com

Cogency Global Inc.

321 W. Winnie Lane #104

Carson City, NV 89703
Tel: 212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑
Emerging growth company ☑

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee (1)

Common stock, par value, $0.0001 per share	5,000,000	$0.375	$1,875,000	$227.25

____________

(1) Registration fee has been paid via Fedwire.

(2) This is the initial public offering, and no current trading market exists for our common stock, but we will sell at the price of $0.375 for the duration of this offering.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The offering price was estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457. Our common stock is not traded on any national exchange, and, in accordance with Rule 457, the offering price is based on our fixed price of $0.375 per share. This price will last for the duration of the offering.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dated: April 22, 2019

PROSPECTUS

5,000,000 shares of common stock

This is the initial offering of common stock of Kenloc, Inc. and no public market currently exists for the securities being offered. We are offering for sale a total of 5,000,000 shares of common stock at a fixed price of $0.375 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. The offering is being conducted on a self-underwritten, best efforts basis, which means our President, Yu Wu (“Lucas Wu”), will attempt to sell the shares. This Prospectus will permit our President to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The shares will be offered at a fixed price of $0.375 per share. The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed, or (ii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 5,000,000 shares registered under the Registration Statement of which this Prospectus is a part.

Prior to this offering, our common stock is not listed or trading on any exchange or automated quotation system. We intend, sometime after the effectiveness of the registration statement, to apply for the listing of our common stock on a national stock exchange or an automated quotation system in order to allow our shareholders to resell their shares purchased in this offering. There can be no assurance that any application for the listing of our common stock on a national stock exchange or an automated quotation system will be approved. If any such application is not approved and our common stock ultimately is not listed on a national stock exchange or an automated quotation system, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with the OTC Markets Group, which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved.

There currently is no public market for our common stock. The shares offered under this prospectus will be sold at a fixed price of $0.375 per share for the duration of this Offering. As of and after such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares sold under this prospectus may be resold on the public market by selling stockholders, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2019

Unless otherwise specified, the information in this prospectus is set forth as of April 23, 2019, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-7. When we refer in this prospectus to “Kenloc,” the “company,” “our company,” “we,” “us” and “our,” we mean Kenloc, Inc., a Nevada corporation. This prospectus contains forward-looking statements and information relating to Kenloc. See “Cautionary Note Regarding Forward Looking Statements” on page 11.

Our Company

Kenloc, Inc. was formed as a Nevada corporation in February 2018 to provide consulting and advisory services to Chinese entities and individuals and to assist them in identifying and evaluating real estate related opportunities in development, redevelopment, purchase, sale, or leasing in the United States.

Our principal executive offices are located at 510 Shannon Way #2306 Redwood City, CA 94065. Our telephone number is (310) 753-7020.

JOBS Act

In 2012 the United States Congress passed the Jumpstart Our Business Startups Act (the “JOBS Act”), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are “emerging growth companies.” We are an “emerging growth company” as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include, in the second and all subsequent annual reports filed by it under the Exchange Act, a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a “smaller reporting company” in Exchange Act Rule 12b-2, an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a “smaller reporting company”. In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance. We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

The Offering

This prospectus covers up to 5,000,000 shares of common stock to be sold by the company at an offering price of $0.375 per share in a direct public offering.

1

ABOUT THIS OFFERING

Common stock offered	5,000,000 shares of common stock.

Common stock outstanding before the offering	47,770,000 shares of common stock.

Common stock outstanding after the offering	52,770,000 shares of common stock.

Terms of the Offering	The Company will sell up to 5,000,000 shares of common stock at a fixed price of $0.375 per share for the duration of the offering.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) or we decide at any time to terminate the registration of the shares at our sole discretion.

Trading Market	There is currently no trading market for our common stock. We intend to apply soon for quotation on OTCQB. We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of proceeds	We will use the proceeds from this offering for employment and professional services fees, marketing and advertising, and general working capital needs.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”

2

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

Because we are a development stage enterprise, have not yet begun to generate revenues and lack an operating history, an investment in the shares offered herein is highly risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

We are a newly organized development stage enterprise that was incorporated on February 12, 2018. We have no established operating history upon which an evaluation of our future prospects can be made. Such prospects must be considered in light of the substantial risks, expenses, and difficulties encountered by new entrants into the real estate consulting, advisory, and ancillary real estate related services industry. Our ability to achieve and maintain profitability and positive cash flow is highly dependent upon a number of factors, including our ability to secure clients and identify and evaluate real estate projects. Further, we cannot guarantee that we will be successful in realizing revenues or in achieving or sustaining positive cash flow at any time in the future. Any such failure could result in the possible closure of our business or force us to seek additional capital through loans or additional sales of our equity securities to continue business operations, which would dilute the value of any shares you purchase in this offering.

Our officers and directors have limited experience in the U.S. real estate consulting industry, which could prevent us from successfully implementing our business plan and impede our ability to earn revenue.

Our officers and directors have limited experience in the United States real estate industry and in the consulting sector. Our management’s lack of substantial experience could hinder its ability to successfully consult on real estate projects that will result in clients retaining our services. We hope to rely on IP Advisers, Inc. and other third parties for expertise and experience, and applicable real estate and mortgage licensures. It is likely that our management’s inexperience with real estate consulting will hinder our ability to earn revenue. Each potential investor must carefully consider the lack of experience of our officers and directors before purchasing our common stock.

Key management personnel may leave us, which could adversely affect our ability to continue operations.

We are entirely dependent on the efforts of Yu Wu and Lance Crisler, our officers and our directors. The loss of our officers and directors, or of other key personnel hired in the future, could have a material adverse effect on our business and its prospects. There are currently consulting agreements with certain of our directors, but no long-term employment contracts by and between any officer or director and us. Also, there is no guarantee that replacement personnel, if any, will help us to operate profitably, especially because knowledge of the Chinese, Japanese, and other languages and cultures are essential to our operations. Yu Wu has been and continues to expect to be able to commit approximately 20 hours per week of his time to the development of our business plan in the next six months and more than 20 hours per week after that. Additionally, Lance Crisler expects to commit approximately 20 hours per month to the business. If management is required to spend time pursuing other ventures, they may not have sufficient time to devote to us and we would be unable to develop our business plan resulting in the business failing. We do not maintain key person life insurance on our officers and directors.

If we are unable to obtain additional funding our business operation will be harmed, and if we do obtain additional funding, our then existing shareholders may suffer substantial dilution.

We have limited financial resources. If we are unable to develop our business or secure additional funds our business would fail and our shares may be worthless. We may seek to obtain debt financing as well. There is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any indebtedness, or that we will not default on our debt obligations, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs, or to otherwise provide the capital necessary to conduct our business. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct our business operations. If we are unable to obtain additional financing, we will likely be required to curtail our business plan and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

3

General domestic and international economic conditions could have a material adverse effect on our operating results and common stock price and our ability to obtain additional financing.

Current and eventual economic conditions and macro-economic challenges affecting the United States would affect the markets where our projects are located, and could affect project availability and desirability, as well as the ability to obtain financing, and other factors affecting our potential projects or even our ability to identify potential projects for our clients. Said conditions and challenges affecting other countries could have an effect on our customer base, and their desire to engage our services and participate in real estate projects in the United States. Some of the real estate projects that we may consult on could suffer delays or postponement until the economy strengthens, which could in turn effect our ability to obtain additional financing. The alternative of better macroeconomic conditions and the perception of a stronger economy in other regions may deter our clients from potential projects in the United States and from consequently utilizing our services. We anticipate our revenues to be derived from our consulting, advisory, and other ancillary services, which could suffer if our projects or our clients are suffering from the economy. During weak economic conditions, we may not experience any growth if we are unable to identify profitable projects, interested clients, or if financing is not readily available. If the domestic and international economy were to weaken, the demand for any real estate projects we may desire to consult on could decline, which could have a material adverse effect on our operating results and stock price.

In the future we may seek additional financing through the sale of our common stock resulting in dilution to existing shareholders.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that, if we sell shares of our common stock, more shares will be outstanding, and each existing shareholder will own a smaller percentage of the shares then outstanding, which will result in a reduction in the value of an existing shareholder’s interest. To raise additional capital, we may have to issue additional shares, which may substantially dilute the interests of existing shareholders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

We may be unable to adequately protect our intellectual property from infringement by third parties.

Our business plan is significantly dependent upon providing timely, accurate, prudent, and client-oriented services, and any intellectual property that we may develop to that end in the future. There can be no assurance that we will be able to control all of the rights for all of our property or that some of the rights may not revert to their original owners. We may not have the resources necessary to assert infringement claims against third parties who may infringe upon our intellectual property rights. Litigation can be costly and time consuming and divert the attention and resources of management and key personnel. We cannot assure you that we can adequately protect any intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks, and other proprietary rights of ours, or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

If our real estate consulting assignments are not commercially successful and/or do not generate revenues, our business would fail.

Real estate projects involve substantial risks, because it requires that investors spend significant funds, and that we also commit resources to provide services, based entirely on our preliminary evaluation of a real estate project for potential clients. It is impossible to predict the success of any project. The ability of a real estate project to be commercially successful can depend upon a variety of unpredictable factors, including:

•	The preferences of existing and potential clients, which are always subject to change;
•	The availability and demand for both real estate generally and real estate projects particularly in the markets we target;
•	The accuracy of information provided to us and the assumptions made upon which we base our services;
•	The competition for real estate, through other investors, buyers, developers, real estate brokers and other consultants;
•	The markets which determine the costs and expenses for our proposed projects and ultimately their profitability;
•	The fact that real estate projects may be marketed online; and
•	The quantity and popularity of other real estate projects in the vicinity.

For any of these reasons, the projects that we decide to present to clients or consult on may not be commercially successful and our business may suffer or fail altogether resulting in a complete loss of any investment made in our common stock.

4

The projects we may consult on might be more expensive to acquire than we anticipate.

We expect that future financing our clients may obtain, in addition to their equity, will provide the capital required to acquire, develop, or redevelop target properties. Expenses associated with the aforementioned or leasing the target properties could increase beyond projected costs because of a range of factors such as market forces, an escalation in interest rates, and other factors. In addition, unexpected circumstances sometimes cause acquisition, development, construction, leasing, entitlement, and other soft and hard costs to exceed budget.

Competition in the real estate consulting industry is strong. If we cannot successfully compete, our business may be adversely affected.

The marketplace in which we compete is intensely competitive and subject to rapid change. Our competitors include well established enterprises. Some of these competitors are based globally. We anticipate that we will face additional competition from new entrants that may offer significant performance, price, creative or other advantages over those offered by us. Many of these competitors have greater name recognition and resources than us.

Additionally, potential competitors with established market shares and greater financial resources may introduce competing projects or offer their services to our clients or potential clients. Thus, there can be no assurance that we will be able to compete successfully in the future or that competition will not have a material adverse effect on our operations. Increased competition could result in lower than expected operating margins which would materially and adversely affect our business, results of operation and financial condition.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The real estate consulting industry is subject to extensive and complex federal and state laws and regulations related to safety, conduct of operations, and payment for services. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions.

Federal and state governments may regulate certain aspects of the real estate industry. Our ability to cost effectively market our services in international markets as they related to real estate projects could be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise have a material adverse effect on our business, results of operations and financial condition.

Limited number of directors.

We have only three directors. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. In addition, since we only have three directors, they have significant control over all corporate issues. We do not have an audit or compensation committee comprised of independent directors. Our directors perform these functions and they are not independent directors. Thus, there is a potential conflict in that the shareholder and one of three directors is also engaged in management and participates in decisions concerning management compensation and audit issues that may affect management performance.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our directors’ decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We will rely upon consultants for web-development and maintenance of our website and the consultant may not maintain it in a manner that is necessary to promote and recruit personnel and potential clients effectively.

We will be heavily dependent on the web consultant to maintain and continue to expand our website. If the consultant does not fulfill his duties, we may not be able to find another consultant with specific expertise to expand our website.

5

Our performance is partially dependent upon the economic conditions of the markets in which our clients’ properties are located.

Our results of our operations will be significantly influenced by the economies and other conditions of the real estate markets in which we operate, particularly in California. Any adverse changes in economic conditions in the future in this economy or real estate market could negatively affect cash available for distribution. Our financial performance and ability to make distributions to our shareholders will be particularly sensitive to the economic conditions in this market. The local economic climate, which may be adversely impacted by changes in proper zoning, business layoffs or downsizing, industry slowdowns, changing demographics and other factors, and local real estate conditions, such as demand for office space, operating expenses, and real estate taxes, may affect revenues and the value of properties, including properties to be acquired or developed by our clients. We cannot assure you that these local economies will grow in the future.

We may suffer adverse consequences due to the financial difficulties, bankruptcy, or insolvency of the tenants.

Periodically, tenants experience financial difficulties, including bankruptcy, insolvency or a general downturn in their business. This could negatively affect our property management services; which could in turn, have an adverse effect on our financial performance and distributions to shareholders. We cannot assure you that any tenant that files for bankruptcy protection will continue to pay our client’s rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar efforts by us to collect pre-bankruptcy debts from that tenant or lease guarantor, or its property, unless we receive an order permitting us to do so from the bankruptcy court. In addition, we cannot evict a tenant solely because of bankruptcy. The bankruptcy of a tenant or lease guarantor could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. If, however, a lease is rejected by a tenant in bankruptcy, we would be able to offer our clients only a general, unsecured claim for damages. Any such unsecured claim would only be paid to the extent that funds are available and only in the same percentage as is paid to all other holders of general, unsecured claims. Restrictions under the bankruptcy laws further limit the amount of any other claims that we can make on behalf of our clients if a lease is rejected. As a result, it is likely that we would recover substantially less than the full value of the remaining rent during the term. This would affect our ability to provide our property management services effectively and may cause our clients to seek our competition for the provision of such services.

We may experience increased operating costs, which might reduce our profitability.

Our property management services are subject to increases in operating expenses such as for cleaning, electricity, heating, ventilation and air conditioning, administrative costs and other costs associated with security, landscaping and repairs and maintenance of the properties we manage. In general, our services agreements will allow us to pass through all or a portion of these costs to either our clients or their tenants. We cannot assure you, however, that either of them will actually bear the full burden of these higher costs, or that such increased costs will not lead them, or other prospective tenants, to seek similar services elsewhere. If operating expenses increase, the availability of other comparable service providers in our core geographic markets might limit our ability to increase rents, thus limiting our ability to increase our clients return on investment; if operating expenses increase without a corresponding increase in revenues, the profitability of our services could diminish and limit our ability to make distributions to shareholders.

Our property management services may subject us to certain liabilities.

We may hire and supervise third party contractors to provide various services for the properties we are managing on behalf of our clients.  Certain of these contracts may be structured such that we are the principal rather than the agent. As a result, we may assume liabilities in the course of doing business and be subjected to, or become liable for, claims for construction defects, negligent performance of work or other similar actions by third parties we have engaged. Adverse outcomes of disputes or litigation could negatively impact our business, results of operations and financial condition, particularly if we have not limited the extent of the damages to which we may be liable, or if our liabilities exceed the amounts of the insurance that we carry. Moreover, tenants may seek to hold us accountable for the actions of contractors because of our role even if we have technically disclaimed liability as a legal matter, in which case we may determine it necessary to participate in a financial settlement for purposes of preserving the tenant or customer relationship.

Acting as a principal may also mean that we pay a contractor before we have been reimbursed, which exposes us to additional risks of collection in the event of a bankruptcy or insolvency. The reverse can occur as well, where a contractor we have paid files bankruptcy or commits fraud with the funds before completing a project which we have funded in part or in full. In the event that one or more of the contractors involved in a project does not, or cannot, perform as a result of bankruptcy or for another reason, we may be responsible for cost overruns, as well as the consequences of late delivery. In the event that we have not accurately estimated our own costs of providing services under guaranteed cost contracts, we may be exposed to such losses on the contract until we are able to legally terminate them.

6

Data security breaches may cause damage to our business and reputation.

In the ordinary course of our business we maintain sensitive data, including our proprietary business information and the information of our business partners, clients and their tenants, in our data centers and on our networks. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased in number, intensity and sophistication. Notwithstanding the security measures undertaken, our information technology may be vulnerable to attacks or breaches resulting in proprietary information being publicly disclosed, lost or stolen. There can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Protected information, networks, systems and facilities remain vulnerable because the techniques used in such attempted security breaches evolve and may not be recognized or detected until launched against a target. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures.

Data and security breaches could:

•	disrupt the proper functioning of our networks and systems and therefore our operations and/or those of our clients and their tenants;
•	result in misstated financial reports, missed reporting deadlines, and/or missed deadlines;
•	result in our inability to properly monitor our compliance with the rules and regulations applicable to our business;
•	result in the unauthorized access to, and destruction, loss, theft, misappropriation, or release of proprietary, confidential, sensitive, or otherwise valuable information of ours or others, which others could use to compete against us or for disruptive, destructive, or otherwise harmful purposes and outcomes;
•	result in our inability to maintain the building systems relied upon by our clients and their tenants for the efficient use of their leased space;
•	require significant management attention and resources to remedy any damages that result;
•	subject us to claims for breach of contract, damages, credits, penalties, or termination of leases or other agreements; and/or
•	damage our reputation among our clients and investors generally.

While we maintain insurance coverage that may, subject to policy terms and conditions including deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses.

We are subject to United States Government regulations which could adversely affect the company’s business.

Capital transferred into the United States is heavily regulated by the United States Government. If the United States government imposes limitations on accepting investment from China, or other international markets, it will adversely affect the Company’s business.

We are subject to foreign government regulations which could adversely affect the company’s business.

The Chinese government or other international governments may disallow investments abroad. Such policies could adversely affect the Company’s revenue.

Products supplied to us and work done by subcontractors may expose us to risks that could adversely affect our business.

We will rely on subcontractors to perform the construction, and in many cases, to select and obtain building materials. Despite implementing detailed specifications and quality control procedures, in some cases, subcontractors may use improper construction processes or defective materials. Defective products widely used by the homebuilding industry can result in the need to perform extensive repairs to large numbers of homes. The cost of complying with our warranty obligations may be significant if we are unable to recover the cost of repairs from subcontractors, materials suppliers and insurers.

We also can suffer damage to our reputation, and may be exposed to possible liability, if subcontractors fail to comply with applicable laws, including laws involving things that are not within our control.

We may be adversely impacted by legal and regulatory changes.

We are subject with regard to almost all of our activities to a variety of federal, state and local laws and regulations. Laws and regulations, and policies under or interpretations of existing laws and regulations, change frequently. Our businesses could be adversely affected by changes in laws, regulations, policies, or interpretations or by our inability to comply with them without making significant changes in our businesses.

7

We could be hurt by efforts to impose liabilities or obligations on persons with regard to labor law violations by other persons whose employees perform contracted services.

The homes we may sell are built by employees of subcontractors and other contract parties. We will not have the ability to control what these contract parties pay their employees or the work rules they impose on their employees. However, various governmental agencies are trying to hold contract parties like us responsible for violations of wage and hour laws and other work-related laws by firms whose employees are performing contracted-for-services. A recent National Labor Relations Board ruling held that for labor law purposes a firm could under some circumstances be responsible as a joint employer of its contractors' employees. That ruling has been withdrawn. If it had not been withdrawn and had been upheld on appeal, it could make us responsible for collective bargaining obligations of, and labor law violations by our subcontractors. Governmental rulings that make us responsible for labor practices by our subcontractors could create substantial exposures for us in situations that are not within our control.

Governmental regulations regarding land use and environmental matters could increase the cost and limit the availability of our development and homebuilding projects and adversely affect our business or financial results.

We are and will be subject to extensive and complex laws and regulations that affect the land development, homebuilding and apartment development process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal, and use of open spaces. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to development or construction being approved, if they are approved at all. We will also be subject to determinations by governmental authorities as to the adequacy of water or sewage facilities, roads, and other local services with regard to particular residential communities. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay, or increase the costs of land development or home construction.

We will also be subject to a variety of local, state and federal laws and regulations concerning protection of the environment. In some of the markets where we intend to operate, we will be required by law to pay environmental impact fees, use energy-saving construction materials and give commitments to municipalities to provide infrastructure such as roads and sewage systems. We generally are required to obtain permits, entitlements, and approvals from local authorities to commence and carry out residential development or home construction. These permits, entitlements, and approvals may, from time-to-time, be opposed or challenged by local governments, environmental advocacy groups, neighboring property owners, or other possibly interested parties, adding delays, costs and risks of non-approval to the process. Violations of environmental laws and regulations can result in injunctions, civil penalties, remediation expenses, and other costs. In addition, some environmental laws impose strict liability, which means that we may be held liable for unlawful environmental conditions on property we own, manage, lease, or control which we did not create.

Our obligation to comply with the laws and regulations under which we operate, and our need to ensure that our associates, subcontractors, and other agents comply with these laws and regulations, could result in delays in construction and land development, could cause us to incur substantial costs, and prohibit or restrict land development and homebuilding activity in certain areas in which we operate. Budget reductions by state and local governmental agencies may increase the time it takes to obtain required approvals and therefore may aggravate the delays we could encounter. Government agencies also routinely initiate audits, reviews, or investigations of our business practices to ensure compliance with applicable laws and regulations, which can cause us to incur costs or create other disruptions in our businesses that can be significant.

Natural disasters and severe weather conditions could delay deliveries and increase costs of new homes in affected areas, which could harm results of operations.

Many of our operations may be conducted in areas that are subject to natural disasters, including hurricanes, earthquakes, droughts, floods, wildfires, and severe weather. The occurrence of natural disasters or severe weather conditions can delay new home deliveries, increase costs by damaging inventories and lead to shortages of labor and materials in areas affected by the disasters, and can negatively impact the demand for new homes in affected areas. If our insurance does not fully cover business interruptions or losses resulting from these events, our results of operations could be adversely affected.

Changes in global or regional environmental conditions and governmental actions in response to such changes may adversely affect us by increasing the costs of or restricting our planned or future growth activities.

There is growing concern from many members of the scientific community and the general public that an increase in global average temperatures due to emissions of greenhouse gases and other human activities have caused, or will cause, significant changes in weather patterns and increase the frequency and severity of natural disasters. Government mandates, standards, or regulations intended to reduce greenhouse gas emissions or projected climate change impacts have resulted, and are likely to continue to result, in restrictions on land development in certain areas and increased energy, transportation and raw material costs, or cause us to incur compliance expenses that we will be unable fully to recover, which could reduce our housing gross profit margins and adversely affect our results of operations.

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Inflation may adversely affect us by increasing costs beyond what we can recover through price increases.

Inflation can adversely affect us by increasing costs of land, materials, and labor. In addition, significant inflation is often accompanied by higher interest rates, which have a negative impact on demand for the homes we will develop for our clients. In an inflationary environment, depending on homebuilding industry and other economic conditions, we may be unable to raise home prices enough to keep up with the rate of inflation, which would reduce our profit margins. Although the rate of inflation has been low for the last several years, we currently are experiencing increases in the prices of labor and materials above the general inflation rate.

Risks Relating to our Common Stock

Our common stock is not listed on any exchange, and stockholders may not be able to resell their shares.

Currently our shares of common stock are not listed on any exchange or automated quotation system. A public market for our shares of common stock may never develop. There can be no assurance that purchasers of our shares of common stock will be able to resell their shares at their original purchase price, if at all.

Our common stock could ultimately be traded over the counter, which could deprive stockholders of the full value of their shares.

We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. Until our common stock is listed on a national stock exchange or an automated quotation system, there is no market price for the shares. Once listed on a national stock exchange or an automated quotation system, the shares sold in this Offering may be resold by our shareholders at prevailing market prices or privately negotiated prices. There can be no assurance that any application for the listing of our common stock on a national stock exchange or an automated quotation system will be approved.

We intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board, if any such application is not approved then our common stock ultimately may not ever be listed. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved. If such an application is approved and our common stock is approved for quotation via the OTC Electronic Bulletin Board, then our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for our common stock.

A low market price would severely limit the potential market for our common stock.

Our common stock will trade at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

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If applicable, FINRA sales practice requirements could limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules (which would apply to our common stock in the event that our common stock ultimately becomes traded over the counter via the OTC Electronic Bulletin Board) require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Under these FINRA rules, before recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. If these FINRA rules were to apply to our common stock, such application would make it more difficult for broker-dealers to recommend that their customers buy our common stock, which could limit the ability to buy and sell our common stock and have an adverse effect on the market value for our shares of common stock.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on a national stock exchange or an automated quotation system. A limited trading volume may prevent our stockholders from selling shares at such times or in such amounts as they otherwise may desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, Yu Wu, our founding stockholder collectively owns beneficially more than 90% of our total outstanding shares of common stock. As a result of this concentrated ownership of our common stock, our founding stockholder will be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It also could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest, and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures, and, since our securities are not currently listed on a national securities exchange, we are not currently required to do so. We intend, however, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on the over the counter bulletin board or an automated quotation system. There can be no assurance that any application for the listing of our common stock will be approved. In the event that our common stock becomes listed, we will be required to adopt these corporate governance measures, and we intend to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of an audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

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Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock, and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

The Company is selling shares without an underwriter and may not be able to sell all or any of the shares offered herein.

Shares of common stock are hereby being offered on our behalf by our officers and directors, on a best-efforts basis. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any shares of common stock. There are no firm commitments to purchase any of the shares in the direct public offering. Consequently, there is no guarantee that the Company, through its officers and directors, are capable of selling all, or any, of the shares of common stock offered hereby. The sale of a small number of shares increases the likelihood that no market will ever develop for our common stock.

Selling shareholders may sell shares at the same time that the Company is selling shares being registered in this Offering.

We intend to apply for the listing of our common stock on a national stock exchange or an automated quotation system. In the event that we are listed on such platform, the selling shareholders may be able to sell their shares concurrent with the sale of the shares being offered by the Company. This could and is likely to reduce the number of shares that the Company will be able to sell.

In addition, if our shares are listed in the OTCQB, selling shareholders, other than Company officers, can sell their shares potentially at prevailing market prices, or privately negotiated prices. However, the Company must sell all shares offered by it at a fixed price of $0.375 per share. If the market price goes down, buyers are more likely to buy from the selling shareholder or on the market at the lower price. Conversely, if the market price goes above $0.375 per share, the selling shareholders will most likely not be able to sell since they will be competing with our direct offering at $0.375 per share.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance, or financial condition may vary materially and adversely from those anticipated, estimated, or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures, or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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USE OF PROCEEDS

We estimate that the gross proceeds from the sale of 5,000,000 shares of our common stock being offered by us pursuant to this prospectus at a fixed offering price of $0.375 per share, will be approximately $1,875,000.

We intend to use the net proceeds we receive from the sale of our common stock as depicted below.

	25% Offering		50% Offering		75% Offering		100% Offering
Use	Dollar Amount	Percentage of Gross Proceeds	Dollar Amount	Percentage of Gross Proceeds	Dollar Amount	Percentage of Gross Proceeds	Dollar Amount	Percentage of Gross Proceeds
Advertising and Marketing	$178,500	38.08%	$359,625	38.36%	$739,265	52.57%	$1,044,000	55.68%
Employment and Professional Fees	$106,500	22.72%	$318,750	34.00%	$318,750	22.67%	$318,750	17.00%
Office and Miscellaneous Expenses	$32,437	6.92%	$37,500	4.00%	$56,250	4.00%	$150,000	8.00%
Offering Expenses	$81,000	17.28%	$81,000	8.64%	$81,000	5.76%	$81,000	4.32%
Working Capital	$70,313	15.00%	$140,625	15.00%	$210,938	15.00%	$281,250	15.00%
Gross Proceeds from the Offering	$468,750	100.00%	$937,500	100.00%	$1,406,250	100.00%	$1,875,000	100.00%

DETERMINATION OF OFFERING PRICE

Our common stock is not currently listed on any exchange or quotation system, and, accordingly, there is no established public trading market for our common stock. We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. If any such application is not approved and our common stock ultimately is not listed, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board.

The shares offered under this prospectus will be sold at a fixed offering price of $0.375 per share.

In determining the fixed offering price of $0.375 per share (as stated above), we considered our company’s future prospects and those of our industry in general, and certain other financial and operating information in recent periods, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you that the prices at which the shares will ever sell in the public market, ever be listed, or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board will not be lower than the initial offering price or that an active trading market in our common stock will develop or continue if developed.

DIVIDEND POLICY

We cannot provide any assurance that we will declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2018 on:

•	an actual basis;

•	an as-adjusted basis, after giving effect to the sale of 5,000,000 shares of common stock in this offering at a public offering price of $0.375 per share, and after deducting estimated offering expenses payable by us.

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	As of December 31, 2018
	Actual	As Adjusted
	(Unaudited)

Cash and cash equivalents	$69,780	$1,863,780

Total liabilities	$172,381	$172,381

Stockholders’ equity (deficit):
Preferred stock: 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	–	–
Common stock: 160,000,000 shares authorized; $0.0001 par value; 47,770,000 shares issued and outstanding, actual; 52,770,000 shares issued and outstanding, as adjusted	4,777	5,277
Additional paid-in capital	17,523	1,892,023
Accumulated deficit	(124,901)	(205,901)

Total stockholders’ equity (deficit)	(102,601)	1,691,399

Total capitalization	$(102,601)	$1,691,399

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DILUTION

If a prospective investor purchases our common shares, that investor will incur immediate, substantial dilution based on the difference between the public offering price per share that investor will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

As of December 31, 2018, we had a net tangible book value of ($102,601), or ($0.0021) per share of common stock. Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share represents net tangible book value divided by the 47,770,000 shares of our common stock outstanding as of December 31, 2018 before giving effect to this offering.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to an assumed sale of 5,000,000 shares of common stock in this offering at a public offering price of $0.375 per share, our as adjusted net tangible book value as of December 31, 2018 would have been approximately $1,691,399, or approximately $0.0321 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.0342 per share to our existing stockholders and an immediate dilution of $0.3429 per share to investors participating in this offering.

The following table, as of December 31, 2018, illustrates this per share dilution to new investors participating in this offering assuming if 25%, 50%, 75% and 100% of the offering is sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of December 31, 2018. Totals may vary due to rounding.

	If 25% of	If 50% of	If 75% of	If 100% of
	shares sold	shares sold	shares sold	shares sold
Offering price per share	$0.3750	$0.3750	$0.3750	$0.3750
Book value before offering	$(0.0021)	$(0.0021)	$(0.0021)	$(0.0021)
Pro forma book value per share after offering	$0.0058	$0.0150	$0.0237	$0.0321
Increase per share attributable to offering	$0.0079	$0.0171	$0.0258	$0.0342
Dilution to new shareholders	$0.3692	$0.3600	$0.3513	$0.3429

Net Value Calculation

	If 25% of	If 50% of	If 75% of	If 100% of
Numerator:	shares sold	shares sold	shares sold	shares sold
Net tangible book value before the Offering	$(102,601)	$(102,601)	$(102,601)	$(102,601)
Net proceeds from this Offering	468,750	937,500	1,406,250	1,875,000
Registration Cost	(81,000)	(81,000)	(81,000)	(81,000)
	$285,149	$753,899	$1,222,649	$1,691,399
Denominator:
Common shares outstanding prior to this Offering	47,770,000	47,770,000	47,770,000	47,770,000
Common shares to be sold in this offering	1,250,000	2,500,000	3,750,000	5,000,000
	49,020,000	50,270,000	51,520,000	52,770,000

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We intend to sell 5,000,000 shares of our common stock in a direct offering. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us as of December 31, 2018, the total consideration paid, and the price per share. The table assumes all 5,000,000 shares of common stock will be sold.

	Shares Issued		Total Consideration
	Number	Percent	Amount	Percent
Existing Shareholders:
Officers and directors	46,050,000	87%	$5,100	0.3%
Investors	1,720,000	3%	17,200	0.9%
Total existing shareholders	47,770,000	91%	$22,300	1.2%

Purchasers of Shares	5,000,000	9%	$1,875,000	99%
Total	52,770,000	100%	$1,897,300	100%

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any national exchange or quotation system, and, accordingly, there is no established public trading market for our common stock. We intend to eventually apply for the listing of our common stock on a national stock exchange or an automated quotation system. Until our common stock is listed, there is no market price for the shares. If we are ever listed on a national stock exchange or an automated quotation system, the shares may eventually be resold by selling stockholders at prevailing market prices or at privately negotiated prices. There can be no assurance that any application for the listing of our common stock will be approved.

We intend to eventually engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. However, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved. If such an application is approved and our common stock is approved for quotation via the OTC Electronic Bulletin Board, then our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange. These factors may result in higher price volatility and less market liquidity for our common stock. In any event we cannot assure you that any market for the shares will develop or be sustained.

The shares offered under this prospectus will be sold at a fixed offering price of $0.375 per share until our directors stop the offering or until all of the shares have been sold. After such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus may be resold by selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer, and the prices at which the selling stockholders may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties. However, the Company will only sell shares at a fixed price of $0.375 per share for the duration of the Offering.

Holders of our Common Stock

As of December 31, 2018, 47,770,000 shares of our common stock were outstanding and held of record by approximately 21 stockholders of record.

Dividends

We cannot provide any assurance that we will declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Securities Authorized for Issuance Under Equity Compensation Plans

We have not adopted an Equity Compensation Plan.

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DESCRIPTION OF BUSINESS

Our Company

Kenloc, Inc., is a Nevada corporation formed on February 12, 2018. We refer to Kenloc, Inc. herein as “Kenloc,” the “company,” “our company,” “we,” “us,” and “our.” Our company has no subsidiaries.

General Development of the Business

We were formed to provide consulting and advisory services to Chinese investors interested in real estate investments in the state of California. We intend to assist our clients in finding properties and evaluating them for purchase. Providing strategic advisory, transaction due diligence, and property management services to international and domestic investors. We are not a real estate brokerage firm and do not engage in real estate brokerage activities. Our company has no plans to change its business activities or to combine with another business, and we are not aware of any event or circumstance that might cause our company’s plans to change. Our company currently has no revenue or operations and will rely on the sale of our securities and loans from our officers and directors to fund our initial operations. Our company is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933 because it has a specific business plan or purpose.

Our services are focused on the research and analysis of real estate properties; advising clients on the best use of their real estate assets, and on managing their properties. We have no operating history upon which an evaluation of our prospects and us can be based. Our Company has had minimal operations and limited financial resources. The risks, expense, and difficulties encountered by early-stage companies must be considered when evaluating our prospects. Over the next twelve months, we plan to operate our business as set forth in this section.

Our mission is to assist investors in the early stage analysis of market opportunities and the evaluation of properties prior to them committing capital for the purchase of a real estate investment property. We expect to initially focus our marketing efforts in California, where vast amounts of real estate properties were destroyed during the 2017 Tubbs Fire1.

Our Business Model

We are real estate advisory and consulting services company that assists international, mainly Chinese, real estate investors, with advisory and consulting services focused on providing real estate research, analysis, and acquisition opportunities to them. After our clients’ have decided to purchase a real estate investment property we will offer them our property management services.

We intend to use the Internet as well as the services of independent sales consultants to market our services to investors and professionals in international markets, including China.

Our advisory and consulting services include, but are not limited to the following:

•	Analysis of current trends and transactions.
•	Consulting on structure and financing, including corporate formation services.
•	Investment analysis of properties.
•	Formulating operating strategies for the properties.
•	Assisting in financial modeling.

These services are designed to assist our clients based internationally in developing an investment strategy and making buy-sell-hold decisions. We fully integrate our research with our client dialogue, client relationship development and maintenance, and transaction execution. We intend to coordinate our advisory services with both sales and financing professionals; to provide customized analysis and increase customer loyalty and long-term transaction volume.

_______________________________

1 The Tubbs Fire was the most destructive wildfire in California history, burning parts of Napa, Sonoma, and Lake counties in Northern California during October 2017.

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In addition, and to complete the advisory and consulting services we provide to international real estate investors, we intend to provide leasing, property management, development, redevelopment, acquisition and other tenant-related services for a portfolio of internationally owned offices, residential, retail and mixed-use properties.

Through our advisory and consulting services we analyze the best real estate investment for our clients. Through our property management services, we identify the best use for such investment, maximizing their return on investment.

Our property management services include, but are not limited to the following:

•	Evaluation and determination of an accurate rental rate.
•	Tenant screening and selection.
•	Property inspections, sending our clients periodic reports on the state of their property.
•	Rent collection and other financial services, such as accounting property management services, making insurance, and mortgage payments, etc.
•	Maintenance, repairs, and remodels.

Financial Model

We intend to derive income from our clients for the performance of these services. We also intend to derive income from management fees and operating income. We intend to provide our consulting and advisory services, as well as our property management services for a fee-based compensation. We will negotiate our fees on a case-by-case basis and intend to offer hourly rates and flat fees for our services.

Private Placement Offering

Starting in March 2018, the Company conducted a private placement offering under Section 506(b) of Regulation D and has sold 1,730,000 shares to 16 investors and raised $17,300.

Current Operations

Our operations have been devoted primarily to start-up, development and operational activities, which include:

•	Formation of the Company;
•	Development of our business plan;
•	Evaluating various target real estate investors in China to market our services;
•	Research on marketing channels/strategies for our services;
•	Securing our website domain at www.kenloc.net and developing of our online presence; and
•	Research on services and their pricing.

We are offering services in Chinese, Japanese, and Vietnamese, and to other international investors. Our mission is to assist them remotely in investment and property evaluation strategies; and to provide hands-on, on-site support to acquire and manage their real estate investments. We intend to reduce evaluation time leading to an investment by providing all related information, documents, and resources to them in their native language, allowing our clients to rapidly determine whether to proceed with a purchase. Besides general property evaluation and analysis services, we intend to offer services to assist the principals with property development ideas and investment structure. Once our clients have decided to invest in real estate, we will offer our property management services to help them maximize their return on investment.

In order to attract potential customers, we intend to hold real estate investment conferences in hotel conference rooms and other large venues in China and other markets. For example, on May 31, 2018 our Chief Executive Officer Mr. Yu Wu gave a two-hour conference at the Kingkey TimeMark hotel titled, “The Time to Invest in Real Property.” Through these and other upcoming conferences scheduled throughout the summer, we hope to attract potential investors in U.S. real estate holdings.

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Our goal is to assist international investors by providing them with the property opportunities, analysis, and guidance to enhance their ability to purchase and manage real estate remotely. We are not real estate brokers and do not intend to offer brokerage services. We are targeting buyers of properties in international markets and property owners in California.

We rely on IP Advisers, Inc. and other third parties for expertise and experience, and applicable real estate and mortgage licensures to consult our clients on real estate projects. We entered into a Professional Services Agreement with IP Advisors (the “Service Provider”), a California corporation on May 1, 2018. Subject to the terms and conditions set forth in the Agreement, we appoint Services Provider to act as real estate transaction and real estate financing broker with the right to solicit and procure financing for, and the purchase and sale of one or a series of properties to be purchased or owned by us or our authorized service recipients all on the terms and conditions set forth in the applicable statement of work. If the sale of a Property is consummated during the term of the agreement, then we shall pay Service Provider at the closing of such sale a commission in an amount up to 3.5% of the Sales Price of the Property, paid by the Seller in all cases that are commercially reasonable and not by us. If the finance of a Property is consummated during the term of the agreement, then we shall pay Service Provider at the closing of such financing a commission in an amount of up to 2% (as mutually agreed upon by the Parties) of any loan granted in connection with the financing of a Property. This Agreement shall commence as of the effective date and shall continue thereafter until the completion of the Services under all Statements of Work. Either party, in its sole discretion, may terminate this Agreement or any Statement of Work, in whole or in part, at any time without cause, by providing at least thirty (30) days’ prior written notice to the other party.

Our Growth Strategy

The following are key elements of our strategy:

•

Guide our clients through the challenges of early analysis. We intend to help provide our clients with research and analysis to minimize the time it will take them to evaluate properties. We believe that our services will reduce time, costs, and accelerate the time it would normally take investors to purchase real estate, without the pressure of commission sales professionals. We believe that we can advise them by providing strategic guidance, access to local market intelligence, and opportunities that may not exist through traditional listing services.

•	Apply a structured consulting process to our clients. Web-based technology is becoming increasingly capital-efficient, and our model is optimized to leverage this trend using the Internet and various online research tools. By advising clients in the earliest stages of their evaluation of potential investments, we believe that we will allow them to achieve desired returns without the sales pressure or commissions associated with typical real estate transactions. We intend to use web-based applications to enable us to assist our clients.

•

Consult to diverse, innovative, and dynamic clients. We intend to spread our resources across a wide spectrum of clients in international markets, including China. Some clients will be interested in purchasing or pursuing joint ventures, while others will be interested in developing property. By diversifying our target clients, we believe we will mitigate risk and enhance the value of our services to our clients.

The type of services we provide work by feeding each other. On the one hand, we offer advisory and consulting services, destined to guide our clients to make the best possible real estate investment; on the other hand, we have first-hand information on the property rental market by providing our property management services. We believe that the key to our business model is to cultivate long-term relationships with high-quality and financially stable investors; and pairing them up with high-quality and financially stable tenants. We believe that where possible, it is best to operate with a strong base of properties within the same area, in order to benefit from the personnel allocation and the market strength associated with managing multiple properties in the same market. We intend to attain a high tenant retention rate for our clients by providing a full array of property management, maintenance services and tenant services responsive to the varying needs of a diversified tenant base.

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We will initially target the areas affected by the Tubbs Fire. Then we will concentrate our real estate activities in markets where we believe that:

•	current and projected market rents and absorption statistics justify investment and construction activity;
•	we can maximize market penetration by accumulating a critical mass of our clients’ properties and thereby enhance operating efficiencies when it comes to property management;
•

barriers to entry (such as zoning restrictions, utility availability, infrastructure limitations, development moratoriums, and limited land to be developed) will create supply constraints on available space; and

•	there is potential for economic growth, particularly job growth and industry diversification.

Market Opportunity

We believe the real estate consulting and advisory industries are sectors of the U.S. economy, which have seen increased activity since interest rates are at their current levels. We believe that an attractive opportunity exists for a company focused on assisting international real estate investors in evaluating real estate opportunities in the United States; and we intend to provide such services. We are focusing on the commercial and residential real estate market. We believe our services will be attractive to international investors because we intend to provide them services and documents in their own language. The following real estate industry trends are some key drivers for real estate investments:

Attractive Yields. According to Real Capital Analytics, average commercial real estate yields (capitalization rates) for the four major property types2 currently range from 4.0% to 7.0%, which compare favorably to alternative investments such as stocks and bonds.

Strong Property Fundamentals. The U.S. property market landscape has been characterized by continued strong fundamentals, which include supply vs. demand, including future rezoning developments; population growth over the long term; income vs. debt ratios; increased investor flows and high transaction volume.

Availability and Cost of Financing. The availability and low cost of debt financing has been a significant contributor to the recent improvement in the U.S. capital markets and the U.S. commercial real estate market. Low interest rates and improved access to capital are key factors fueling investment sales activity.

Our business will be focused on the private client segment3, as we believe it represents the largest and most active market segment in the real estate investment industry. Private clients, especially those residing offshore, are impacted by regulatory, personal circumstances or partnership changes that often override market and macroeconomic conditions. Due to these drivers, we believe properties in the $10,000,000 and under segment exhibit a high turnover rate. International investors seek to take advantage of rising prices to lease, dispose of assets, refinance, acquire and/or exchange assets into new opportunities, our Company will offer guidance mainly in Chinese, Japanese, Vietnamese, and other languages for all of those purposes. The attractive financial results for property investment provides the opportunity for redeployment of capital, which supports a high number of sales transactions. Additionally, the private client segment is highly fragmented with many buyers, sellers, and properties in different geographic regions and sectors.

This segment of the market is also underserved. We anticipate our competition will come from brokerage firms, consulting departments of accounting and consulting firms and other real estate advisory firms.

___________________________

2 Apartments/multi family, office, retail and industrial.

3 Properties which prizes are under $10,000,000.

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Marketing Strategy

Our marketing strategy is highly dependent on our ability to market our services effectively. We are focusing on two primary marketing strategies, which include offline marketing and online marketing.

Due to the nature of our business where trust is a critical element in client engagement, because there is more personal interaction in offline marketing, we are focusing approximately 70% of our time on our offline marketing activities and approximately 30% of our time on our online marketing activities.

We believe that the proper execution of our marketing strategy may lead to a successfully generate revenue for the company. We believe physical presence in the market is a key to build trust from our target customers. We also believe our public brand awareness will further contribute to our brand recognition and improve our performance. We believe the most cost-effective way to gain awareness is by leveraging the use of the internet and various mobile social network applications.

Our marketing strategy engages offline and online marketing which would be able to cover our target areas in China which are prosperous main cities such as Shenzhen, Guangzhou, Xiamen, and Shanghai. We are targeting high net-worth individuals (“HNVI”) in certain foreign markets. Up to 70% of HNVI are living in these target areas, we expect our marketing strategy to help expand into these new territories reaching more HNVI.

If we are unable to raise enough capital to execute our marketing plan, it would adversely affect our ability to reach target customers in more main cities of China. Thus, we may only implement our activities in Shenzhen to market our services because that will be our most cost-effective city in which to market.

Task	Start Date	End Date	Budget	Source of Funding
Offline Marketing
Educational Events & Seminars	5/1/2018	4/30/2019	$300,000	Advance from director Partly Raised by IPO
Networking Events	9/1/2018	4/30/2019	$300,000	Raised by IPO
Word of Mouth Campaign	10/1/2018	4/30/2019	$150,000	Raised by IPO
Online Marketing

Social Network Marketing	10/1/2018	1/1/2019	$100,000-$225,000	Raised by IPO
Search Engine Optimization (SEO) & Search Engine Marketing	10/1/2018	11/30/2019	$50,000	Raised by IPO

Offline Marketing

Educational Events & Seminars

Consistent with this principal of physical engagement, we organize frequent and targeted events, such as workshops, industry conferences, and other investor education and social events to share our knowledge about real estate markets in the United States with prospective customers. We invite potential customers through our partners and existing database to attend our events. At these events, we introduce our services to see if any potential customers would like to engage in any of our services. We do not solicit investors in this offering or any other securities offerings at these events. These events are often organized in cooperation with distinguished alumni associations and high-profile entrepreneurs.

Networking Events

We participate in company networking events. These events allow us to promote and source potential customers that need our business solution services in their overseas property investments.

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Word of Mouth

Word of mouth is one of the most effective marketing tools for our business. We intend to engage in nationwide marketing initiatives to further raise our brand awareness while continuing to improve client satisfaction to strengthen our word of mouth referrals. We intend to continue to focus on referrals as the major avenue of new client development.

Online Marketing

Social Network Marketing

Wechat has been the mainstream mobile online marketing tool for companies in China. According to a 2017 Wechat User Behavior Report, published by Tencent Penguin Intelligence as of the fourth quarter of 2016, Wechat had 889 million monthly active users worldwide. The top two reasons for group chats through Wechat are corporate internal communications and professional networking. As a result of the work-related features of Wechat, we believe that using Wechat can bolster our brand and networking opportunities.

Weibo is a leading social media platform for people to create, distribute and discover Chinese-language content. Weibo combines the means of public self-expression in real time with a powerful platform for social interaction, as well as content aggregation and distribution. Weibo Corporation reported in their official website that in December 2016, Weibo had 313 million monthly active users, which had increased from 236 million monthly active users in December 2015. Weibo serves a wide range of users including ordinary citizens, celebrities and other public figures, as well as media outlets, businesses, government agencies, charities and other organizations, making it a microcosm of Chinese society. For many people in China, Weibo allows them to be heard publicly and exposed to the rich ideas, cultures and experiences of the broader world.

We will create an official company account in Wechat and Weibo, serving as contact platforms for potential customers to contact us. At the same time, we continuously introduce basic real estate information, market research and updates to our account followers, as well as publish articles and proprietary research reports on major business and finance to our accounts.

Search Engine Optimization (SEO) & Search Engine Marketing

Search Engine Optimization and Search Engine Marketing are current strategies we implement to enhance our online appearance in search engines. We have recruited an internal SEO team to handle technical operations in order to improve our exposure by enhancing higher rankings in key word searching.

Competition

The real estate business is highly competitive. Our clients’ properties will compete for tenants with similar properties primarily on the basis of location, total occupancy costs (including base rent and operating expenses), services, and amenities provided, and the design and condition of the improvements. We also face competition when advising our clients and when attempting to acquire or develop real estate on their behalf, including competition from domestic and foreign financial institutions, REITs, life insurance companies, pension funds, partnerships and individual investors. Additionally, our ability to compete depends upon trends in the economies of our markets, investment alternatives, financial condition and operating results of current and prospective investors and tenants, availability and cost of capital, construction and renovation costs, land availability, taxes, governmental regulations, legislation, and population trends.

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Governmental Regulation

We must comply with various Federal, state, and local regulations in the purchase and sale of properties, but the largest amount of regulation pertains to the management thereof. Numerous regulations require us to maintain properties at a particular standard and, if we lease the properties, we will be required to comply with various landlord-tenant laws.

Additionally, we are subject to all applicable laws, policies, and regulations that govern the financial guarantee industry in China, including those adopted by China’s central bank, the People’s Bank of China (“PBOC”), which sets monetary policy and, together with the State Administration of Foreign Exchange (“SAFE”), foreign-exchange policies. According to the 1995 Central Bank law, the State Council maintains oversight of PBOC policies.

Regulations were recently promulgated by State Development and Reform Commission, or SDRC, and SAFE, that require registration with, and approval from, Peoples’ Republic of China (“PRC”) government authorities in connection with direct or indirect offshore investment activities by individuals who are PRC residents and PRC corporate entities. These regulations may apply to the Company’s future offshore or cross-border acquisitions, as well as to the equity interests in offshore companies held by the Company’s PRC shareholders who are considered PRC residents. The Company intends to make all required applications and filings and will require the shareholders of the offshore entities in the Company’s corporate group who are considered PRC residents to make the application and filings as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, because these regulations are relatively new and lacking implementing rules or reconciliation with other approval requirements, it remains uncertain how these regulations and any future legislation concerning offshore or cross-border transactions will be interpreted and implemented by the relevant government authorities.

The approval criteria by SDRC agencies for outbound investment by PRC residents are not provided under the relevant SDRC regulations. Also, the criteria for registration with SAFE agencies, and whether such registration procedure is discretionary, are still uncertain as the criteria, if any, are not provided for under relevant SDRC regulations. Furthermore, there is a lack of relevant registration precedents for us to determine the registration criteria in practice. Accordingly, the Company cannot provide any assurances that we will be able to comply with, qualify under or obtain any registration or approval as required by these regulations or other related legislations. Further, we cannot assure you that our shareholders would not be considered PRC residents, given uncertainties as to what constitutes a PRC resident for the purposes of the regulation, or that if they are deemed PRC residents, they would (or wouldn’t be able to) comply with the requirements.

Employees

At the date hereof, we have no employees, we are managed by our President, Chief Financial Officer, and Chief Executive Officer, and Director Yu Wu, our Treasurer and Director, Lance Crisler. We have engaged Lance Crisler as an independent contractor and pay him a modest salary. On February 28, 2019, Lei Wang amicably resigned as a director of our company to pursue other interests.

Description of Property

Our company owns no real property.

Legal Proceedings

Our company is not a party to any material legal proceeding.

Principal Address

Our principal address is located at 510 Shannon Way #2306 Redwood City, CA 94065. Our telephone number is (310) 753-7020.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements”. However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 3.

Overview

Kenloc Inc. (the “Company”) is a for profit corporation established under the corporation laws in the State of Nevada, United States of America on February 12, 2018.

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The financial statements and related disclosures as of March 31, 2018 are audited pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The quarterly financial statements and related disclosures as of December 31, 2018 are reviewed but unaudited. We will update information in the management discussion and analysis to the extent required by law.

Unless the context otherwise requires, all references to “Kenloc Inc.,” “we,” “us,” “our” or the “company” are to Kenloc Inc. and any subsidiaries.

Going Concern

The accompanying financial statements and notes have been prepared assuming that the Company will continue as a going concern. As of December 31, 2018, the Company had accumulated deficits of $124,901. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to generate sufficient revenus to operate profitably or raise additional capital through debt financing and/or through sales of common stock.

Management plans to fund operations of the Company through the proceeds from an offering pursuant to a Registration Statement on Form S-1 or private placements of restricted securities or the issuance of stock in lieu of cash for payment of services until such a time as profitable operations are achieved. If we do not raise all of the money we need from public offerings, we will have to find alternative sources, such as loans or advances from our officers, directors or others. Such additional financing may not become available on acceptable terms and there can be no assurance that any additional financing that the Company does obtain will be sufficient to meet its needs in the long term. There are no written agreements in place for such funding or issuance of securities and there can be no assurance that such will be available in the future. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

The failure to achieve the necessary levels of profitability or obtain the additional funding would be detrimental to the Company.

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Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues, and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Management believes the following critical accounting policies involve more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification No. 606, “Revenue from Contracts with Customers” ("ASC-606"). ASC-606 requires that the criteria must be met before revenue can be recognized:

1.	The parties to the contract have approved the contract (in writing, orally, or in accordance with other customary business practices) and are committed to perform their respective obligations.
2.	The Company can identify each party’s rights regarding the goods or services to be transferred.
3.	The Company can identify the payment terms for the goods or services to be transferred.
4.	The contract has commercial substance (that is, the risk, timing, or amount of the entity’s future cash flows is expected to change as a result of the contract).
5.	It is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer. In evaluating whether collectibility of an amount of consideration is probable, an entity shall consider only the customer’s ability and intention to pay that amount of consideration when it is due. The amount of consideration to which the entity will be entitled may be less than the price stated in the contract if the consideration is variable because the entity may offer the customer a price concession.

Impact of New Accounting Pronouncements

Our company does not expect the impact of recently issued accounting pronouncements to have a material impact on our company’s results of operations, financial position or cash flows.

Results of Operations

Three and nine months ended December 31, 2018 and the Period from Inception (February 12, 2018) to March 31, 2018

We have not earned revenues since inception of the company on February 12, 2018. Our operating results from inception to December 31, 2018, are as follows:

	Three Months Ended	Nine Months Ended	Inception to
	December 31, 2018	December 31, 2018	March 31, 2018
Revenue	$–	$–	$–
Operating expenses	$11,818	$22,856	$101,000
Net loss	$(12,235)	$(23,901)	$(101,000)

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Operating Expenses

For the period from February 12, 2018 (inception) to March 31, 2018, operating expenses were comprised of $101,000 for the payment of professional fees to our auditor and legal counsel related to the preparation of this Prospectus.

For the three months ended December 31, 2018, operating expenses were $3,643 for professional fees, $6,000 paid to an officer of the Company for a management fee and $2,175 for office expenses.

For the nine months ended December 31, 2018, operating expenses were $6,456 for professional fees, $14,000 paid to an officer of the Company for a management fee and $2,400 for office expenses.

Liquidity and Capital Resources

The following table provides selected financial data about our company as of December 31, 2018 and March 31, 2018, respectively.

Working Capital

	December 31, 2018	March 31, 2018
Current Assets	$69,780	$25
Current Liabilities	$172,381	$101,025
Working Capital Deficiency	$(102,601)	$(101,000)

Cash Flows

	Nine Months Ended	Inception to
	December 31, 2018	March 31, 2018
Cash used in operating activities	$(12,520)	$(100,000)
Cash provided by financing activities	$82,275	$100,025
Net Change in Cash for the period	$69,755	$25

As at December 31, 2018 and March 31, 2018, our current assets were $69,780 and $25, respectively, solely from cash and cash equivalents.

As at December 31, 2018, our current liabilities were $172,381 compared to $101,025 in current liabilities as at March 31, 2018. Stockholders’ deficit was $102,601 as of December 31, 2018 compared to stockholders' deficit of $101,000 as of March 31, 2018. As at December 31, 2018, current liabilities consisted primarily from $160,000 in loans and advances from Lucas Wu, whereas at March 31, 2018, current liabilities were advances from Lucas Wu Yu and Lance Crisler, related parties (our directors), of $100,025.

Operating Activities

Net cash used in operating activities during the nine months ended December 31, 2018 was $12,520, compared to $100,000 net cash used in operating activities during the period from February 12, 2018 to March 31, 2018.

Financing Activities

Cash provided by financing activities during the nine months ended December 31, 2018 was $82,275 as compared to $100,025 in cash provided by financing activities during the period from February 12, 2018 to March 31, 2018. For the nine months ended December 31, 2018, we received $17,200 for the issuance of 1,720,000 shares of common stock to unaffiliated investors, $500 from a director for 50,000 shares of common stock, $4,600 from our CEO, for the payment of a stock subscription receivable, $60,000 for a note payable from our CEO and we repaid $25 for money advanced from a director of the Company. For the period from February 12, 2018 to March 31, 2018, we received $100,000 from Lucas Wu Yu, and $25 from Lance Crisler, directors of the Company for payment of operating expenses.

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Anticipated Cash Requirements

We estimate that our expenses to further implement our plan of operations over the next 12 months, will be approximately $411,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements and the filing of the registration statement of which this prospectus forms a part.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$81,000
Costs Associated with Being a Public Company	$106,500
Trade Shows and Travel	$50,000
Website Development	$25,000
Advertising and Marketing	$103,500
Staffing	$10,000
General Working Capital	$10,000
Cash Reserves	$25,000
Total	$411,000

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a reserve sum for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

Our ability to continue to access capital could be impacted by various factors, including general market conditions, interest rates, the perception of our potential future earnings, and cash distributions; any unwillingness on the part of lenders to make loans to us and any deterioration in the financial position of lenders that might make them unable to meet their obligations to us. If these conditions continue and we cannot raise funds through a public or private debt financing, or an equity offering, our ability to grow our business may be negatively affected.

Inflation

Inflation generally will cause suppliers to increase their rates. In connection with such rate increases, we may or may not be able to increase our pricing to consumers. Inflation could cause both our investment and cost of goods sold to increase, thereby lowering our return on investment and depressing our gross margins.

Off Balance Sheet Arrangements

Our company has no material off balance sheet arrangements.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers:
Yu Wu	27	President, Chief Executive Officer, Chief Financial Officer
Lance Crisler	36	Treasurer
Directors:
Yu Wu	27	Chairman of the Board of Directors, Secretary and Director
Lance Crisler	36	Director

Executive Officers and Directors

Yu “Lucas” Wu graduated from Ngee Ann Polytechnic Business IT in 2012. He has comprehensive knowledge of business management, business information technology, and macroeconomics. He has over 5 years of experience in residential and commercial real estate since he joined Far East Organization, one of Asia’s largest real estate groups, as marketing manager in 2012. While working with Far East Group, Lucas was in charge of projects in Singapore and Suzhou China, and was awarded as one of the companies “Top 10 Business Intellectuals.” He left the company in 2014 after successfully launching an industrial park in Suzhou. In 2015 Lucas joined CIFAL International as project manager to help develop and industrial park in Kenya. He successfully contributed to the building of CIFAL’s first industrial park called CIP, located in Nairobi. CIP has attracted the attention of multiple Chinese factories looking for cheaper labor under the “Belt and Road Initiative.” CIFAL’s first industrial park attracted the attention of neighboring countries and Lucas continued to develop the company’s business relationship with Uganda to try and mimic an industrial park in that country. Lucas Wu left CIFAL in 2017 to dedicate his entrepreneurial efforts into a long-term real estate investment company focusing on the development of commercial and residential properties in the United States and East Africa. Mr. Wu has a commitment to the Company and has a deep network of investors who want to see the company succeed. Mr. Wu has a sizeable following of people in Asia who will attend lectures about real estate given by Mr. Wu. Mr. Wu’s qualifications to serve as a director stem from his intimate understanding of our business operations and ability to assist in raising capital.

Lance Crisler, our Treasurer, is a San Francisco-based business professional with 5 years of experience in international consulting and management. He is an expert on cross-cultural business investments between China and the U.S., and he specializes in real estate acquisition, property management, relocation protocols, investment consultation, and comprehensive educational planning for both international and local clientele, specializing in Asia. From 2012-2014, Lance worked for UCLA as a lead strategist for the East Asia program where he spearheaded training programs, and managed and implemented recruitment and funding initiatives for UCLA’s ventures with Chinese institutions. From 2015 to the present, Lance has successfully secured multiple funding packages from Chinese investors in both private and public companies in Asia and in the United States. Additionally, Lance is multi-lingual with near-native fluency in Mandarin and conversational Japanese, and, as a professionally trained scholar, he is the recipient of several internationally recognized fellowships, including a Fulbright fellowship from 2014-2015 and various Area Studies awards. He graduated with Bachelors’ degrees in English and Chinese, and holds graduate degrees from the University of Colorado, Boulder (MA Chinese) and UCLA (PhD Chinese). He teaches university-level courses on Chinese cultural issues and Mandarin. Lance’s qualifications to serve as a director stem from his fluency in Chinese language and culture that will help him to attract clientele and communicate effectively with Chinese investors.

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Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. It also may be obtained free of charge by writing to Kenloc, Inc., Attn: Chief Executive Officer, 510 Shannon Way #2306 Redwood City, CA 94065.

Board of Directors

Our board of directors currently consists of three members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and three directors are currently authorized.

Director Independence

Under the rules of certain national securities exchanges, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation and nominating, and corporate governance committees must be independent as well. Under the same rules a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company.

None of our current directors is considered independent.

Committees of our Board of Directors

In the event that our common stock becomes listed on a national stock exchange or an automated quotation system, we will be required to maintain audit, compensation and nominating and corporate governance committees. We currently have no committees. Rather, the functions typically associated with such committees are performed by our board of directors, which currently consists of three members who are not considered independent.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides certain summary information concerning the compensation of our Chief Executive Officer and our other two highest paid executive officers for each of the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total Compensation ($)

Yu Wu	2018	$-0-	-0-	-0-	-0-	-0-	$0
Chief Executive Officer, President, Chairman of the Board and Secretary

Lance Crisler	2018	$10,000	-0-	-0-	-0-	-0-	$10,000
Treasurer and Director

Employment Agreements

We entered into a consulting agreement with Mr. Lance Crisler (the “Consultant”) on March 1, 2018. Pursuant to the terms of the agreement, we retain the Consultant to provide financial consulting services to the Company on a non-exclusive basis, as said services relate to corporate finance matters, including, without limitation, advice regarding business development, investor relations, and other financial and business strategies. The agreement has a term of 12 months commencing from the effective date and subject to renewal of another one year upon the mutual agreement of both parties. The agreement is terminable at the discretion of either party with 30 days advance notice. We agree to pay the Consultant $1,000 per month as compensation for Consultants’ promise to perform the consulting services.

Pension Benefits

We currently do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We currently do not maintain any non-qualified deferred compensation plan or arrangement under which our named executive officers are entitled to participate.

Employee Benefit Plans

We currently do not maintain any employee benefit plan of any kind for our employees.

Compensation of Directors

Our company’s directors currently receive $1,000 per month in cash compensation for service on our company’s board of directors. In addition, they may be reimbursed for certain expenses in connection with attendance at meetings of our company’s board of directors and committees thereof.

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Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our board of directors, to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

Our company has not entered into any indemnification agreement with any of its directors or officers.

No pending litigation or proceeding involving a director, officer, employee, or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at the date of this prospectus by:

•	each person or entity who is known by us to own beneficially more than 5.0% of our outstanding capital stock;
•	each of the persons named in the Summary Compensation Table;
•	each of our directors; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Each stockholder’s percentage of beneficial ownership set forth in the following table is based on 47,770,000 shares of our common stock outstanding at the date of this prospectus.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kenloc, Inc., 510 Shannon Way #2306 Redwood City, CA 94065. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned*	Percentage of Class **
Yu Wu	46,000,000	96%

All Persons Named in the Summary Compensation Table and Directors and Executive Officers as a Group	46,000,000	96%

 _____________________________________

*Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

**Percent of class is calculated on the basis of the number of shares outstanding on the date of this prospectus plus the number of shares the person has the right to acquire within 60 days of the date of this prospectus.

32

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

We have entered into the following material related party transactions:

On March 13, 2018, the Company and Lucas Wu Yu, an individual (“Purchaser”) entered into a Founder Common Stock Purchase Agreement (the “Agreement”). Pursuant to the Agreement, Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of 46,000,000 shares of the Common Stock of the Company (the “Stock”) at $0.0001 per share, for an aggregate purchase price of $4,600. Shares were issued on March 13, 2018 and payment for the shares were received during the six months ended September 30, 2018.

As of March 31, 2018, there were advances of $100,000 from Lucas Wu Yu, a director, for the purpose of set-up costs of the Company. There were advances of $25 from Lance Crisler, a director, for the purpose of establishing a bank account for operating the Company.

During the period ended December 31, 2018, the Company repaid $25 to Lance Crisler.

As of September 30, 2018, our director and treasurer, Lance Crisler, purchased 50,000 shares of the Company for $500.

Demand Promissory Note, dated April 20, 2018 whereby Mr. Yu Wu loaned the Company $30,000 at an annual interest rate of 2.67%.

Demand Promissory Note, dated June 1, 2018 whereby Mr. Yu Wu loaned the Company $30,000 at an annual interest rate of 2.67%

Director Independence

Our board of directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934. As of the date of this prospectus, none of our directors satisfies these independence conditions.

33

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares out of which 160,000,000 are shares of common stock, par value $0.0001 per share, and 40,000,000 shares of preferred stock, par value $0.0001 per share.

Authorized and Issued Stock
	Number of shares at December 31, 2018
Title of Class	Authorized	Outstanding	Reserved
Common stock, par value $0.0001 per share	160,000,000	47,770,000

Preferred stock, $0.0001 par value per share	40,000,000	0

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences, and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock. See “Risk Factors—Risks Relating to our Common Stock.”

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

34

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or
•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

35

SELLING STOCKHOLDERS

There are no selling stockholders whose shares are being registered in this registration statement.

PLAN OF DISTRIBUTION

Kenloc, Inc. has 47,770,000 shares of common stock issued and outstanding as of the date of this prospectus. The Company is registering 5,000,000 shares of its common stock for sale at a fixed offering price of $0.375 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, our officers and directors will not register as a broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our officers and directors are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. They will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our officers and directors are not, nor have they been within the past 12 months, a broker or dealer, and they are not, nor have they been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the company or on its behalf for services other than securities transactions.

We will receive all proceeds from the sale of the 5,000,000 shares being offered. Subscriptions for the offered securities are irrevocable. The price per share is fixed at $0.375 for the duration of this offering. Sales by the company must be made at the fixed price of $0.375 until a market develops for the stock.

The company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the company. Further, the company will not offer its shares for sale through underwriters, dealers, agents, or anyone who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.375 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration could exist or if the qualification requirement is available and Kenloc, Inc. has complied.

In addition, and without limiting the foregoing, the company will be subject to applicable provisions, rules, and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

36

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers, and certain other persons. Article IX of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer, or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Prudentia Law Corporation.

EXPERTS

The financial statements for the period from February 12, 2018 (inception) to March 31, 2018 included in this prospectus and the registration statement have been audited by WWC, P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

37

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.kenloc.net.

38

Kenloc, Inc.

F-1

To:	The Board of Directors and Stockholders of Kenloc, Inc.

Report of Independent Registered Public Accounting Firm

Results of Review of Interim Financial Information

We have reviewed the condensed balance sheet of Kenloc, Inc. (the “Company”) as of December 31, 2018, and the related statements of operations and comprehensive loss for the nine-month period ended December 31, 2018, and condensed statements of cash flows for the nine-month period then ended, and the related notes (collectively referred to as the interim financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheet of the Company as of March 31, 2018, and the related statements of operations, comprehensive loss, stockholders’ deficiency, and cash flows for the period then ended (not presented herein); and in our report dated September 25, 2018, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of March 31, 2018, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived. Our opinion indicated that there was substantial doubt the Company may continue as a going concern, as of the date of this report, that doubt still exists.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

March 7, 2019

We have served as the Company’s auditor since 2018.

F-2

Kenloc, Inc.

Balance Sheets

	As of	As of
	December 31,	March 31,
	2018	2018
ASSETS	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$69,780	$25
Total Current Assets	69,780	25

TOTAL ASSETS	$69,780	$25

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$2,336	$–
Accrued interest - related party	1,045	–
Accrued management fees	9,000	1,000
Notes payable - related party	60,000	–
Due to related parties	100,000	100,025
Total Current Liabilities	172,381	101,025

Total Liabilities	172,381	101,025

Stockholders' Deficit
Preferred stock: 40,000,000 shares authorized; $0.0001 par value no shares issued and outstanding	–	–
Common stock: 160,000,000 shares authorized; $0.0001 par value 47,770,000 and 46,000,000 shares issued and outstanding at December 31, 2018 and March 31, 2018, respectively	4,777	4,600
Additional paid in capital	17,523	–
Stock subscription	–	(4,600)
Accumulated deficit	(124,901)	(101,000)
Total Stockholders' Deficit	(102,601)	(101,000)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$69,780	$25

The accompanying notes are an integral part of these financial statements

F-3

Kenloc, Inc.

Statements of Operations

(Unaudited)

	Three Months	Nine Months
	Ended	Ended
	December 31,	December 31,
	2018	2018

Revenues	$–	$–

Operating Expenses
General and administrative	8,175	16,400
Professional fees	3,643	6,456
Total operating expenses	11,818	22,856

Operating Loss	(11,818)	(22,856)

Other income (expense)	–	–
Interest expense	(417)	(1,045)

Net Loss	$(12,235)	$(23,901)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	47,770,000	47,302,572

The accompanying notes are an integral part of these financial statements

F-4

Kenloc, Inc.

Statement of Changes in Stockholders’ Deficit

(Unaudited)

			Additional
	Common Stock		Paid in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance - March 31, 2018	46,000,000	$4,600	$–	$(4,600)	$(101,000)	$(101,000)
Payment of subscription receivable	–	–	–	4,600	–	4,600
Issuance of common shares	1,770,000	177	17,523	–	–	17,700
Net loss for the period	–	–	–	–	(23,901)	(23,901)
Balance - December 31, 2018	47,770,000	$4,777	$17,523	–	$(124,901)	$(102,601)

The accompanying notes are an integral part of these financial statements

F-5

Kenloc, Inc.

Statement of Cash Flows

(Unaudited)

Nine Months
Ended
December 31,
2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,901)
Changes in current assets and liabilities:
Accounts payable	2,336
Accrued management fees	8,000
Accrued interest, related party	1,045
Net cash used in operating activities	(12,520)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	17,700
Proceeds from common stock issued to founder	4,600
Proceeds from related party notes payable	60,000
Repayment to related party	(25)
Net cash provided by Financing Activities	82,275

Net cash increase for period	69,755
Cash at beginning of period	25
Cash at end of period	$69,780

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$–
Cash paid for interest	$–

The accompanying notes are an integral part of these financial statements

F-6

Kenloc, Inc.

Notes to Financial Statements

(Unaudited)

1.	NATURE OF OPERATIONS

Kenloc Inc. (the “Company”) is a for profit corporation established under the corporation laws in the State of Nevada, United States of America on February 12, 2018. Unless the context otherwise requires, all references to “Kenloc Inc.,” “we,” “us,” “our” or the “company” are to Kenloc Inc.

We intend to provide consulting and advisory services to Chinese investors interested in real estate investments in the state of California. We intend to assist our clients in finding properties and evaluating them for purchase. Providing strategic advisory, transaction due diligence, and property management services to international and domestic investors. Our services are focused on the research and analysis of real estate properties; advising clients on the best use of their real estate assets, and on managing their properties.

To date, the Company’s activities have been limited to the constructing of its website, as well as developing initial business contacts and services.

2.	BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Article 8 of Regulation S-X. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended December 31, 2018 are not necessarily indicative of the results that may be expected for the year ending March 31, 2019. Notes to the unaudited condensed interim financial statements that would substantially duplicate the disclosures contained in the audited financial statements for fiscal year 2018 have been omitted. This report should be read in conjunction with the audited financial statements and the footnotes thereto for the fiscal year ended March 31, 2018 included in the Company’s Form S-1/A as filed with the Securities and Exchange Commission.

Going Concern

The accompanying financial statements and notes have been prepared assuming that the Company will continue as a going concern. As of December 31, 2018, the Company had accumulated deficits of $124,901. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to generate sufficient revenues to operate profitably or raise additional capital through debt financing and/or through sales of common stock.

Management plans to fund operations of the Company through the proceeds from an offering pursuant to a Registration Statement on Form S-1 or private placements of restricted securities or the issuance of stock in lieu of cash for payment of services until such a time as profitable operations are achieved. If we do not raise all of the money we need from public offerings, we will have to find alternative sources, such as loans or advances from our officers, directors or others. Such additional financing may not become available on acceptable terms and there can be no assurance that such will be available in the future. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

The failure to achieve the necessary levels of profitability or obtain the additional funding would be detrimental to the Company.

F-7

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $69,780 and $25 in cash and cash equivalents as at December 31, 2018 and March 31, 2018, respectively.

Recently Issued Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

4.	RELATED PARTY TRANSACTIONS

Due to Related Parties

During the period ended December 31, 2018, the Company repaid $25 to Lance Crisler, a director. As of December 31, 2018, there were advances of $100,000 owing to Lucas Wu, a director. As of March 31, 2018, there were advances of $100,000 and $25 owing to Lucas Wu, a director, and Lance Crisler, a director, respectively. The advances bear no interest, and are due upon demand.

Notes Payable

On April 10, 2018 and June 1, 2018, the Company issued to an officer, who is also our majority shareholder, two promissory notes of $30,000 totaling to $60,000, respectively. Unpaid balances are due within 30 days after demand and have an annual interest rate of 2.67%. Notes payable and accrued interest at December 31, 2018 and March 31, 2018, consist of the following:

	December 31,	March 31,
	2018	2018
Notes payable	$60,000	$–
Accrued interest	$1,045	$–

For the nine months ended December 31, 2018, interest expense was $1,045. The Company plans to pay the note payable and accrued interest as cash flows become available.

F-8

Management fees

During the period ended December 31, 2018, the Company recorded $14,000 in management fees to an officer who is also a director of the Company. As of December 31, 2018, and March 31, 2018, there were accrued management fees of $9,000 and $1,000 owing to these officers, respectively.

Common shares issued

During the period ended December 31, 2018, an officer who is also a director of the Company, purchased 50,000 shares of common stock for $500.

5.	STOCKHOLDERS’ EQUITY

Common stock

The Company has 160,000,000 shares of common stock authorized with a par value of $0.0001 per share.

On March 13, 2018, the Company and Lucas Wu Yu, an individual (“Purchaser”) entered into a Founder Common Stock Purchase Agreement (the “Agreement”). Pursuant to the Agreement, Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of 46,000,000 shares of the Common Stock of the Company (the “Stock”) at $0.0001 per share, for an aggregate purchase price of $4,600. Shares were issued on March 13, 2018 and payment for the shares were received during the six months ended September 30, 2018.

On May 30, 2018, the Company issued 1,580,000 shares of common stock for $15,800.

On September 26, 2018, the Company issued 150,000 shares of common stock for $1,500.

On October 1, 2018, the Company issued 40,000 shares of common stock for $400.

As of December 31, 2018 and March 31, 2018, the Company had 47,770,000 and 46,000,000 shares issued and outstanding, respectively.

6.	SUBSEQUENT EVENTS

Management evaluated all events subsequent to the balance sheet date through to March 7, 2019, the date the financial statements were available to be issued and determined there are no events to report.

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of Kenloc Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Kenloc, Inc. (the “Company”) as of March 31, 2018, and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows from the date of inception February 12, 2018 to March 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018, and the results of its operations and its cash flows from the date of inception February 12, 2018 to March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had incurred substantial losses since inception, and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters are described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.
Certified Public Accountants

San Mateo, CA
September 25, 2018

We have served as the Company’s auditor since February 23, 2018.

F-10

Kenloc, Inc.

Audited Balance Sheet

As of March 31, 2018

March 31,
2018

ASSETS

Current assets
Cash	$25
Total assets	$25

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities
Accrued management fees	$1,000
Related party payable	100,025
Total liabilities	101,025

Commitments and Contingencies

Stockholders’ Deficiency
Preferred stock, $0.0001 par value, 40,000,000 shares authorized, no shares issued and outstanding as of March 31, 2018	–
Common stock, $0.0001 par value, 160,000,000 shares authorized, 46,000,000 shares issued and outstanding as of March 31, 2018	4,600
Subscription receivable	(4,600)
Accumulated deficit	(101,000)
Total stockholders’ deficit	(101,000)

Total liabilities and stockholders’ deficit	$25

The accompanying notes are an integral part of these financial statements

F-11

Kenloc, Inc.

Audited Statement of Operations and Comprehensive Loss

For the period February 12, 2018 to March 31, 2018

From date of inception to March 31, 2018

Revenue	$–

General and administrative expenses	101,000
Loss from operation	(101,000)

Loss before provision for income taxes	(101,000)

Provision for income taxes	–

Net loss	$(101,000)

Comprehensive loss	$(101,000)

Basic and diluted income/(loss) per common share	$(0.06)

Weighted average number of common shares used in per share calculations – basic and diluted	1,761,702

The accompanying notes are an integral part of these financial statements

F-12

Kenloc, Inc.

Audited Statement of Changes in Stockholders’ Deficiency

For the period February 12, 2018 to March 31, 2018

	Number of Shares	Preferred	Number of Shares	Common	Subscription	Accumulated	Total Stockholders’
	Outstanding	Stock	Outstanding	Stock	Receivable	Deficit	Deficiency

Inception - February 12, 2018	–	$–	–	$–	$–	$–	$–

Stock issuance from subscription receivable	–	–	46,000,000	4,600	(4,600)	–	–

Net loss for the period	–	–	–	–	–	(101,000)	(101,000)

Balance, March 31, 2018	–	$–	46,000,000	$4,600	$(4,600)	$(101,000)	$(101,000)

The accompanying notes are an integral part of these financial statements

F-13

Kenloc, Inc.

Audited Statement of Cash Flows

For the period February 12, 2018 to March 31, 2018

For the period February 12, 2018 to March 31, 2018

Cash flows used in operating activities
Net loss	$(101,000)

Adjustment to reconcile net loss to net cash used in operations:	–
Net cash used in operating activities	(101,000)

Cash flows from financing activities
Accrued management fees	1,000
Advances from related parties	100,025
Net cash provided by financing activities	101,025

Change in cash and cash equivalents	25

Cash and cash equivalents – Beginning of period	–

Cash and cash equivalents – End of year	$25

Interest paid	$–
Income tax paid	$–

NON-CASH TRANSACTION
Issuance of stock to director from subscription receivable	$4,600

The accompanying notes are an integral part of these financial statements

F-14

Kenloc, Inc.

Notes to Audited Financial Statements

March 31, 2018

1.	NATURE OF OPERATIONS

Kenloc Inc. (the “Company”) is a for profit corporation established under the corporation laws in the State of Nevada, United States of America on February 12, 2018. Unless the context otherwise requires, all references to “Kenloc Inc.,” “we,” “us,” “our” or the “company” are to Kenloc Inc.

We intend to provide consulting and advisory services to Chinese investors interested in real estate investments in the state of California. We intend to assist our clients in finding properties and evaluating them for purchase. Providing strategic advisory, transaction due diligence, and property management services to international and domestic investors. Our services are focused on the research and analysis of real estate properties; advising clients on the best use of their real estate assets, and on managing their properties.

To date, the Company’s activities have been limited to the constructing of its website, as well as developing initial business contacts and services.

2.	BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) and presented in US dollars.

Going Concern

The accompanying financial statements and notes have been prepared assuming that the Company will continue as a going concern. As of March 31, 2018, the Company had accumulated deficits of $101,000. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to generate sufficient revenues to operate profitably or raise additional capital through debt financing and/or through sales of common stock.

Management plans to fund operations of the Company through the proceeds from an offering pursuant to a Registration Statement on Form S-1 or private placements of restricted securities or the issuance of stock in lieu of cash for payment of services until such a time as profitable operations are achieved. If we do not raise all of the money we need from public offerings, we will have to find alternative sources, such as loans or advances from our officers, directors or others. Such additional financing may not become available on acceptable terms and there can be no assurance that any additional financing that the Company does obtain will be sufficient to meet its needs in the long term. There are no written agreements in place for such funding or issuance of securities and there can be no assurance that such will be available in the future. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

The failure to achieve the necessary levels of profitability or obtain the additional funding would be detrimental to the Company.

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3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $25 in cash and cash equivalents as at March 31, 2018

Fair Value of Financial Instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments.  ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2018.

The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values.  These financial instruments include cash, accrued liabilities and notes payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification No. 606, “Revenue from Contracts with Customers” ("ASC-606"). ASC-606 requires that the criteria must be met before revenue can be recognized:

1.	The parties to the contract have approved the contract (in writing, orally, or in accordance with other customary business practices) and are committed to perform their respective obligations.
2.	The Company can identify each party’s rights regarding the goods or services to be transferred.
3.	The Company can identify the payment terms for the goods or services to be transferred.
4.	The contract has commercial substance (that is, the risk, timing, or amount of the entity’s future cash flows is expected to change as a result of the contract).
5.	It is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer. In evaluating whether collectability of an amount of consideration is probable, an entity shall consider only the customer’s ability and intention to pay that amount of consideration when it is due. The amount of consideration to which the entity will be entitled may be less than the price stated in the contract if the consideration is variable because the entity may offer the customer a price concession.

F-16

Basic and Diluted Net Loss Per Share

Our computation of earnings per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company as if they had been converted at the beginning of the periods presented, or issuance date, if later. In computing diluted income (loss) per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted (loss) per common share is the same for periods in which the company reported an operating loss because all warrants and stock options outstanding are anti-dilutive. There were no adjustments to net loss required for purposes of computing diluted earnings per share.

For the period ended March 31,
2018
Loss per share:
Numerator:
Net loss used in computing earnings per share	$(101,000)

Denominator:
Weighted average common shares outstanding	1,761,702

Basic and diluted loss per share	$(0.06)

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

Comprehensive income (loss)

The Company follows the provisions of the Financial Accounting Standards Board (the “FASB”) ASC 220 Reporting Comprehensive Income, and establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. The Company’s comprehensive loss consists of net loss and foreign currency translation adjustments.

Recently Issued Accounting Pronouncements

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (ASU 2018-02). The standard provides financial statement preparers with an option to reclassify stranded tax effects within Accumulated Other Comprehensive Income (AOCI) to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted.

In March 2018, the FASB issued Accounting Standards Update No. 2018-05, Income Taxes (Topic 740), Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (ASU 2018-05). The ASU adds various Securities and Exchange Commission (“SEC”) paragraphs pursuant to the issuance of the December 2017 SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which was effective immediately. The SEC issued SAB 118 to address concerns about reporting entities’ ability to timely comply with the accounting requirements to recognize all of the effects of the Tax Cuts and Jobs Act in the period of enactment. SAB 118 allows disclosure that timely determination of some or all of the income tax effects from the Tax Cuts and Jobs Act are incomplete by the due date of the financial statements and if possible to provide a reasonable estimate.

F-17

As of March 31, 2018, except for the above, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

4.	RELATED PARTY TRANSACTIONS

As of March 31, 2018, there were advances of $100,000 from Lucas Wu Yu, a director, for the purpose of set-up costs of the Company. There were advances of $25 from Lance Crisler, a director, for the purpose of establishing a bank account for operating the Company. The advances bear no interest, and are due upon demand.

During the period ended March 31, 2018, the Company accrued $1,000 in management fees to an officer who is also a director of the Company. As of March 31, 2018, there were accrued management fees of $1,000 owing.

5.	STOCKHOLDERS’ EQUITY

Common stock

On March 13, 2018, the Company and Lucas Wu Yu, an individual (“Purchaser”) entered into a Founder Common Stock Purchase Agreement (the “Agreement”). Pursuant to the Agreement, Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of 46,000,000 shares of the Common Stock of the Company (the “Stock”) at $0.0001 per share, for an aggregate purchase price of $4,600. Shares were issued on March 13, 2018 and payment for the shares were subsequently received.

As of March 31, 2018, the Company has 160,000,000 shares of common stock authorized, 46,000,000 shares issued and outstanding at par value of $0.0001 per share.

6.	INCOME TAX

The Company was established in the State of Nevada in United States and is subject to Nevada State and US Federal tax laws. The Company has not recognized an income tax benefit for its operating losses based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not. Further, the benefit from utilization of NOL carry forwards could be subject to limitations due to material ownership changes that could occur in the Company as it continues to raise additional capital. Based on such limitations, the Company has significant NOLs for which realization of tax benefits is uncertain. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

As of March 31, 2018, the Company has accumulated net operating losses of $101,000, which carryovers as a deferred tax asset which begins to expire in 2025.

The net losses before income taxes and its provision for income taxes as follows:

March 31, 2018
Net loss before income taxes	$(101,000)

Tax expenses (benefit) at the statutory tax rate	(21,210)

Tax effects of:
Valuation allowance	21,210

Income tax benefit	$–

F-18

7.	SUBSEQUENT EVENTS

Subsequent to March 31, 2018 and through September 25, 2018, the date these financial statements were approved for issuance we had the following subsequent events:

(a)	On April 10, 2018, the Company entered into a promissory note with Mr. Yu Wu for a consideration of $30,000 at an interest rate of 2.67% per annum. The note is due and payable upon demand. The funds from the promissory note are for the Company’s operational purposes.
(b)	On May 30, 2018, the Company issued 1,580,000 shares to subscribers who had entered into subscription agreements with the Company after March 31, 2018.
(c)	On June 1, 2018, the Company entered into a promissory note with Mr. Yu Wu for a consideration of $30,000 at an interest rate of 2.67% per annum. The note is due and payable upon demand. The funds from the promissory note are for the Company’s operational purposes.

F-19

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered. No portion of any of such expenses will be borne by any of the selling stockholders.

SEC Registration	$233.44
Legal Fees and Expenses*	$55,000.00
Accounting Fees*	$25,000.00
Miscellaneous*	$766.56
Total*	$81,000.00

* Estimated.

Item 14. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporations also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article IX of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

From February 2018 through June 2018, we offered securities to certain accredited investors with whom we had preexisting relationships. From March 2018 through October 2018, such offerees subscribed to such offering and we sold 1,720,000 shares of our common stock to accredited investors, for $0.01 per share, pursuant to a private placement offering. The securities were issued to the unaffiliated investors pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of the Securities and Exchange Commission.

On May 30, 2018 and September 26, 2018, we sold to an officer and director of the Company 10,000 and 40,000 shares of common stock for $0.01 per share, respectively, pursuant to a private placement offering. The securities were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of the Securities and Exchange Commission.

Item 16. Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Incorporation.
3.2	Bylaws.
5.1	Opinion of Prudentia Law Corporation.
10.1	Form of Kenloc, Inc. Subscription Agreement for Common Stock and “Accredited Investor” Verification Form.
10.2	Consulting Agreement with Directors’ Lance Crisler.
10.3	Professional Services Agreement with Real Estate Brokerage and Mortgage firm IP Advisors, Inc.
10.4	Inventions and Proprietary Rights Assignment Agreement.
10.5	Consulting Agreement with Lucas Wu Yu
14.1	Kenloc, Inc. Code of Ethics.
23.1	Consent of WWC, P.C.
23.2	Consent of Prudentia Law Corporation (included in Exhibit 5.1 herein).
24.1	Power of Attorney (included on signature page).

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Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California on April 23, 2019.

Kenloc, Inc.

By: /s/ Yu Wu
Yu Wu
Chief Executive Officer
Chief Financial Officer
Principal Accounting Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the company hereby constitute and appoint Yu Wu, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yu Wu	Chief Executive Officer, Chief Financial Officer,	April 23, 2019
Yu Wu	President, Director

/s/ Lance Crisler	Treasurer, Director	April 23, 2019
Lance Crisler

II-3